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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 14(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 000-26176

                       EchoStar Communications Corporation
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             (Exact name of registrant as specified in its charter)

      5701 South Santa Fe Drive, Littleton, Colorado 80120; (303) 723-1000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             6 3/4% Series C Cumulative Convertible Preferred Stock
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            (Title of each class of securities covered by this Form)

                      Class A Common Stock, $0.01 par value
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place a X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i)  [ ]
              Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                      Rule 15d-6 --------- [ ]

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities and Exchange Act of 1934 EchoStar Communications Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     July 13, 2001           By: /s/ Michael R. McDonnell
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                                     Michael R. McDonnell,
                                     Senior Vice President and Chief Financial
                                     Officer